MERGER AGREEMENT

BY AND AMONG

MICROHELIX, INC.

AND

LAWRENCE T. MOORE
MARTI D. LUNDY

AND

MOORE ELECTRONICS, INC.

Dated as of April 8, 2005

TABLE OF CONTENTS

MERGER AGREEMENT

Merger Agreement (this "Agreement") dated as of April 8, 2005 by and among:

(i) **microHelix, Inc.**, an Oregon corporation ("microHelix");

(ii) **microHelix Acquisition Corp.**, an Oregon corporation ("Merger Sub"), and wholly-owned subsidiary of microHelix;

(iii) **Moore Electronics, Inc.**, an Oregon corporation (the "Company" or "MEI"); and

(iv) **Lawrence T. Moore** ("Moore") and **Marti D. Lundy** ("Lundy"). (Moore and Lundy are together referred to in this Agreement as the "Shareholders").

microHelix, Merger Sub, MEI and the Shareholders are together referred to in this Agreement as the "Parties". Certain capitalized terms used herein shall have the meanings ascribed thereto on Exhibit A hereto.

RECITALS

A. The Parties intend that, on the Closing Date, Merger Sub shall be merged with and into MEI, with MEI as the Surviving Corporation (the "Merger").

B. Pursuant to the Merger, (i) all outstanding shares of the capital stock of MEI shall be converted into the right to receive the Merger Consideration, and (ii) all outstanding shares of the capital stock of the Merger Sub shall be converted into the right to receive an equivalent number of shares of the Common Stock, no par value, of MEI.

C. As a result of the Merger, (i) MEI shall become a wholly-owned subsidiary of microHelix, and (ii) the former shareholders of MEI shall receive the right, as of the Effective Time of the Merger, to the Merger Consideration.

Now, therefore, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the Parties to this Agreement hereby agree as follows:

Article 1
The Merger

1.1 **Effects of the Merger.** The Merger shall be effected, as of the Effective Time of the Merger, upon the terms and subject to the conditions of this Agreement. The separate corporate existence of MEI with all of its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Oregon Business Corporation Act (the "OBCA"). From and after the Effective Time of the Merger, MEI is sometimes referred to herein as the "Surviving Corporation."

1.2 **Certificates and Articles of Merger**. On the Closing Date, the Merger shall be effected by, and shall be effective upon, the filing of a certificate of merger with the Secretary of State of the State of Oregon complying with the requirements of the OBCA, and in form and substance satisfactory to microHelix and the Shareholders (the point in time at which such certificate of merger is filed being herein referred to as the "Effective Time of the Merger").

1.3 **Certificates and Articles of Incorporation; By-Laws**. As of the Effective Time of the Merger, the Articles of Incorporation and the Bylaws of Merger Sub shall become the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Laws.

1.4 **Conversion of Company Shares and Merger Sub Shares; Merger Consideration.**

(a) As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder thereof or any Party, all Capital Stock Equivalents of MEI which are outstanding as of immediately prior to the applicable Effective Time of the Merger shall be automatically converted into, and the holders thereof shall have the right to receive the following (together, the "Merger Consideration"):

(i) cash in the aggregate amount of $1,500,000 (the "Merger Consideration Cash");

(ii) a promissory note in form and substance reasonably satisfactory to microHelix and Lundy in the original aggregate principal amount of $1,250,000 (the "Merger Consideration Note"); and

(iii) 250,000 shares of the Series B Preferred Stock of microHelix (the "Merger Consideration Shares").

(b) From and after the Effective Time of the Merger, all of the outstanding Capital Stock Equivalents of MEI shall be automatically cancelled and retired and the holders thereof shall cease to have any rights with respect thereto except the right to receive the Merger Consideration. The Shareholders shall be solely responsible for determining the portion, amount and kind of Merger Consideration to which such holders shall be entitled; and MEI, microHelix and Merger Sub shall have no obligation or Liability to any holder of Capital Stock Equivalents of MEI in connection with the Merger other than to the Shareholders pursuant to this Agreement.

(c) Payment of the Merger Consideration Notes shall be secured by a third position lien in the assets of microHelix and MEI pursuant to subordination agreements, intercreditor agreements and security agreements in form and substance reasonably satisfactory to the Shareholders, microHelix and microHelix's lenders.

1.5 **Delivery of Merger Consideration; Exchange of Certificates.**

(a) Upon surrender to the Shareholders of any certificates or instruments evidencing the capital stock or Capital Stock Equivalents of MEI (the "Certificates"), together with duly executed stock or other powers, following the Effective Time of the Merger, the holder

thereof shall receive from the Shareholders the portion, amount and kind of Merger Consideration to which such holder shall be entitled as determined by the Shareholders in exchange therefor. Each such Certificate so surrendered pursuant to the provisions of this Section 1.5(a) shall be canceled. If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Shareholders that such Tax has been paid or is not applicable. All Merger Consideration paid upon surrender of the Certificates in accordance with this Section 1.5(a) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the capital stock or Capital Stock Equivalents represented thereby.

(b) After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of the capital stock or Capital Stock Equivalents of MEI that were outstanding immediately prior to the Effective Time of the Merger.

1.6 **The Closing**. Unless this Agreement is earlier terminated in accordance with Section 10.1 hereof, the Merger and the other transactions under this Agreement and the Ancillary Agreements (defined below) shall occur (the "Closing") at 8:00 am, Pacific Time, on Friday, April 8, 2005 at the offices of Tonkon Torp LLP, located at 1600 Pioneer Tower, 888 S.W. Fifth Avenue, Portland, Oregon 97204, or such other time and place as the Parties mutually agree. At the Closing:

(a) microHelix shall pay to the Shareholders, by wire transfer of immediately available funds, the aggregate amount of $1,500,000, in the amount of $500,000 to Lundy and in the amount of $1,000,000 to Moore;

(b) microHelix shall deliver to Lundy the Merger Consideration Note in the initial principal balance of $1,250,000; and

(c) microHelix shall deliver to Lundy a certificate representing 250,000 Merger Consideration Shares.

1.7 **Directors**. The members of the Board of Directors of MEI as of immediately following the Effective Time of the Merger shall be the following individuals, who shall hold office until their successors are duly elected or appointed and qualify in the manner provided in the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of MEI or until their earlier death, resignation or removal:

James M. Williams
John L. Crary
Tyram H. Pettit
Terrence A. Rixford
Marti D. Lundy

Additional directors of MEI may be appointed from time to time (including without limitation in substitution of such directors) subsequent to the Effective Time of the Merger in the manner provided in the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of MEI.

1.8 **Officers.** The officers of MEI as of immediately following the Effective Time of the Merger shall be the following individuals, who shall hold office at the pleasure of the Board of Directors of MEI:

Name	**Office**
James M. Williams	Chairman of the Board of Directors
Tyram H. Pettit	President, Chief Executive Officer, Vice-President of Finance, and Assistant Secretary
Marti D. Lundy	Vice President
Terrence A. Rixford	Secretary

Additional officers of MEI may be appointed from time to time (including without limitation in substitution of such officers) by the Board of Directors of MEI.

Article 2
Representations and Warranties of the Shareholders

The Shareholders, jointly and severally, make the following representations and warranties to microHelix, subject to such exceptions as are set forth in the disclosure schedule delivered by the Shareholders to microHelix on the date of this Agreement (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 2 and may include sections not specifically referenced in the text of the paragraph.

2.1 **Organization of MEI.** The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. The Company has the corporate power to own its properties and to carry on its business as currently proposed to be conducted. The Company is qualified to do business in each jurisdiction in which the failure to be so qualified would have, or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect. microHelix has been provided with a true and correct copy of the Articles of Incorporation and Bylaws of MEI, as amended and in effect on the date hereof.

2.2 **Capital Structure.**

(a) The authorized capital stock of MEI consists of 100 shares of Common Stock, no par value, all of which are issued and outstanding and held by the Shareholders free and clear of any Liens or rights of others.

(b) There are no options, warrants, calls, rights, subscriptions, commitments or agreements of any character, written or oral, to which MEI is a party or by which it is bound obligating MEI to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of MEI or obligating MEI to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement (capital stock and all of the foregoing being herein together referred to as "Capital Stock Equivalents").

(c) No former shareholder of the Company has any suit, judgment, damage, demand, right, cause of action or claim for liabilities, of any kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing in law, equity or otherwise, against the Company or the Shareholders as a result of such former shareholder holding shares in the Company.

2.3 **Subsidiaries**. MEI does not have and has never had any Subsidiaries or Affiliated companies and does not otherwise own or have the right to acquire and has never otherwise owned any shares of capital stock or any other interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

2.4 **Authority; No Conflict.**

(a) MEI has all requisite corporate power and authority to enter into this Agreement and any other agreement that is an exhibit to, or a certificate delivered pursuant to, this Agreement or is entered into by MEI or either Shareholder in connection with this Agreement (collectively, the "Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MEI. This Agreement and the Ancillary Agreements have been duly executed and delivered by MEI and, assuming due authorization, execution and delivery of this Agreement by the other parties thereto, constitutes the valid and binding obligation of MEI, enforceable in accordance with their respective terms.

(b) Except as disclosed on Disclosure Schedule 2.4(b), the execution and delivery of this Agreement by MEI does not, and, as of the Closing Date, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall not, conflict with, or result in any material violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under (any such event, a "Conflict") (i) any provision of MEI's Articles of Incorporation or Bylaws, each as amended and in effect as of date hereof, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit,

concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MEI or its properties or assets. Except as disclosed on Disclosure Schedule 2.4(b), no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party (all of the foregoing being herein together referred to as "Third Party Consents"), is required by or with respect to MEI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and by the Ancillary Agreements.

2.5 **Financial Statements.** Disclosure Schedule 2.5 sets forth the unaudited balance sheets of MEI as of December 31, 2004, 2003 and 2002 and the related unaudited statements of income and cash flow of MEI for the 12-month periods then ended (the "Annual Financial Statements") and the unaudited balance sheet as of February 28, 2005 (the "February Balance Sheet") and the related unaudited statements of income and cash flow for the two-month period then ended (collectively, the "February Financial Statements"). The Annual Financial Statements and the February Financial Statements are herein together referred to as the "Financial Statements." The Financial Statements present fairly the financial condition and operating results of MEI as of the dates and during the periods indicated therein, are correct and complete, and are consistent with the books and records of MEI. The Financial Statements have been prepared from the books and records of MEI, which accurately and fairly reflect all material transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by MEI. MEI has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorizations, and (b) transactions are recorded as necessary to permit the preparation of the Financial Statements so that they present fairly the financial condition and operation results of MEI.

2.6 **No Undisclosed Liabilities.** MEI does not have any Liabilities, except those (a) that have been disclosed, in reasonable detail, in the Financial Statements or in the notes thereto, (b) incurred pursuant to or, in connection with, this Agreement or the transactions hereunder, or (c) incurred since February 28, 2005 in the ordinary course of business of MEI consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of applicable laws), or (d) that have been disclosed in the Disclosure Schedules.

2.7 **No Changes.** Since January 1, 2002, except as disclosed or reflected in the Financial Statements, with respect to MEI there has not been, occurred or arisen any:

(a) capital expenditure or commitment in excess of $2,500 individually or $10,000 in the aggregate, except as disclosed on Disclosure Schedule 2.7(a);

(b) destruction of, damage to or loss of any material assets or business (whether or not covered by insurance);

(c) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) or change in the manner of keeping books, accounts or records;

(d) write-down or impairment of any of its assets involving more than $2,500 individually or $10,000 in the aggregate;

(e) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of MEI, or any direct or indirect redemption, purchase or other acquisition by MEI of any of its capital stock; provided, however, that MEI declared and paid to the Shareholders prior to or on February 28, 2005 dividends equal to a total of $60,000 (the "Special Dividends");

(f) except as disclosed on Disclosure Schedule 2.7(f), increase in the salary payable or to become payable by MEI to any of its officers or employees, or the declaration, payment or commitment or obligation of any kind for the payment, by MEI, of a bonus or other additional compensation (including equity) to any such Person, other than increases and bonuses granted to employees earning less than $50,000 annually in the ordinary course of business consistent with past practices or pursuant to the terms of employment or consulting agreements;

(g) except as disclosed on Disclosure Schedule 2.7(g), acquisition, sale, lease, license or other transfer of any asset in excess of $2,500 individually or $10,000 in the aggregate, except the sale of inventory in the ordinary course of business;

(h) amendment, termination or violation of any Material Contract to which MEI is a party or by which it is bound which has had or could reasonably be expected to have a Material Adverse Effect;

(i) loan to any Person, incurring or guaranteeing of any debt, except (i) advances to employees in the ordinary course of business or (ii) pursuant to an existing credit facility;

(j) waiver or release of any right or claim, including any write off or other compromise of any account receivable involving more than $2,500 individually or $10,000 in the aggregate;

(k) issuance or sale of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or any stock appreciation rights or similar equity-based awards;

(l) except as disclosed on Disclosure Schedule 2.7(l), any event, change, effect, occurrence or state of facts individually or in the aggregate which has had or could reasonably be expected to have a Material Adverse Effect;

(m) except as disclosed on Disclosure Schedule 2.7(m), lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction or other encumbrance ("Lien") imposed upon any of MEI's assets, tangible or intangible, including Patents and Trademarks; provided, that for purposes of this Agreement the term "Lien" shall exclude (i) any statutory liens for Taxes that are not yet due and payable, (ii) purchase money liens and statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements that are not past due or in default, (iii) statutory or common law liens in favor of carriers, warehousemen,

mechanics and material men to secure claims for non-employee labor, materials or supplies that are not past due or in default, and (iv) other immaterial liens arising in the ordinary course of business for the benefit of MEI and not incurred in connection with the borrowing of money;

(n) capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving more than $10,000 in the aggregate;

(o) note, bond, or other debt security issued or any indebtedness for borrowed money or capitalized lease obligation involving more than $2,500 individually or $10,000 in the aggregate created, incurred, assumed or guaranteed, other than borrowings in the ordinary course under an existing credit facility; or

(p) agreement, oral or written, to do any of the things described in the preceding clauses (a) through (o) (other than in connection with negotiations with microHelix and its representatives regarding the transactions contemplated by this Agreement).

2.8 **Tax and Other Returns and Reports.**

(a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means (i) any and all federal, state, and local taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this Section 2.8(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.8(a) as a result of any express or implied obligation to indemnify any other person or as a result of and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any Liability for taxes of a predecessor entity.

(b) MEI has timely filed all federal and state estimates, reports, declarations, information statements and returns ("Tax Returns") relating to Taxes required to be filed by it through the date of this Agreement, and shall prepare and timely file all Tax Returns required to be filed by it on or before the Closing Date, and all such Tax Returns are and will be complete and correct in all material respects. MEI is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a governmental authority in a jurisdiction where MEI does not file Tax Returns that MEI is nor may be subject to taxation in that jurisdiction or is obliged to act as withholding agent under the laws of that jurisdiction.

(c) All Taxes due and owing by MEI (whether or not shown on any Tax Returns) have been timely paid.

(d) With respect to any period for which Tax Returns have not yet been filed, or with respect to which Taxes are not yet due or owing (i) the unpaid Taxes do not, as of the most recent month end, exceed the reserve for Tax Liability (rather than any reserve for deferred

Taxes established to reflect timing differences between book and tax income) set forth in the February Balance Sheet and (ii) shall not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of MEI in filing its Tax Returns. MEI has not incurred any liability for Taxes except in the ordinary course of business.

(e) (i) No Tax Return of MEI is under audit or examination by the IRS or any state or local taxing authority, (ii) no audit or other proceeding in any court or with any governmental or regulatory authority or similar authority is pending with respect to Taxes of MEI, and (iii) MEI has not received any notification that such an audit or proceeding may be commenced.

(f) There are no outstanding agreements, waivers or arrangements to extend the statutory period of limitations applicable to any claim for Taxes due from or with respect to MEI for any taxable period, nor has any such agreement, waiver or arrangement been requested.

(g) MEI is not bound by any tax sharing, allocation or indemnification agreement, and no power of attorney is in effect with respect thereto.

(h) There are no Liens on any of the assets of MEI that arose in connection with any failure (or alleged failure) to pay any Tax.

(i) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to MEI.

(j) MEI has (i) duly and timely withheld and paid over to the appropriate governmental authorities all Taxes and other amounts required to be so withheld and paid over for all periods under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, shareholder or other third party, and (ii) complied in all material respects with all information reporting and withholding requirements under applicable Law, including maintenance of required records with respect thereto.

(k) All applicable federal and state and foreign income or franchise Tax Returns of, or on behalf of, MEI for all taxable periods ended after December 31, 2001 have been filed, except for the year ended December 31, 2004. MEI has delivered or made available to microHelix complete copies of all such Tax Returns, audit reports and statements of deficiencies assessed against or agreed to by MEI for all taxable periods ended after December 31, 2001, and has delivered to microHelix the most current draft of the Tax Returns to be filed for the year ended December 31, 2004.

(l) MEI (i) has not agreed to or is required to make any adjustments pursuant to Section 481(a) or Section 482 of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by MEI or otherwise, and (ii) has not consummated or participated in any transaction which was or is a "tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(m) MEI has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and none of the Shareholders is a foreign person within the meaning of Section 1445 of the Code.

(n) MEI (and any predecessor of MEI) has been a validly electing S corporation within the meaning of Code §§1361 and 1362 for calendar year 1999 and at all times since January 1, 1999 and MEI will be a validly electing S corporation up to and including the Closing Date.

2.9 **Restrictions on Business Activities.** Except as disclosed on Disclosure Schedule 2.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which MEI is a party or otherwise binding upon MEI that has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice of MEI, any acquisition of property (tangible or intangible) by MEI or the conduct by MEI of its business.

2.10 **Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.**

(a) MEI does not own and has never owned any real property. The Disclosure Schedules include a list of all real property currently leased or subleased by MEI (the "Leases"). All such Leases are in full force and effect, and there is no existing breach by MEI or, to the Best Knowledge of the Shareholders, by any third-party thereto, that constitutes a default thereunder (whether by the passage of time or giving of notice, or both), and such Leases are valid and effective in accordance with their respective terms. The buildings, fixtures, and other improvements located at each leased real property (i) are in compliance with all material requirements of applicable zoning code and similar laws and regulations, (ii) benefit from all required material certificates of occupancy, building, safety, fire and health approvals, and (iii) are in material compliance with all applicable deed restrictions or other property covenants and restrictions. There is no pending, nor to the Best Knowledge of the Shareholders, threatened or reasonably anticipated condemnation proceedings with respect to any of the leased real property.

(b) Except as disclosed on Disclosure Schedule 2.10(b), MEI has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially interfere with the present use of the property subject thereto or affected thereby.

(c) The tangible assets of MEI are in structurally sound and in good working condition and repair, and are adequate for the operation of MEI's business, ordinary wear and tear excepted, and none of such tangible assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

2.11 **Intellectual Property.**

(a) Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(i) "Intellectual Property" shall mean any or all of the following and all past, present and future rights in, arising out of, or associated therewith under the laws of any jurisdiction in the world: (A) all patents and applications therefor, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent ("Patents"); (B) inventions, invention disclosures, discoveries, trade secrets, proprietary information, know-how, confidential business and technical information including without limitation customer and supplier lists, and documentation related to the foregoing; (C) works of authorship, copyrights, copyright registrations and renewals in connection therewith, and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (D) all industrial designs and any registrations and applications therefor; and (E) all trade names, logos, trade dress, domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor, and the goodwill associated with all of the foregoing ("Trademarks"); (F) all moral and economic rights of authors and inventors, however denominated; and (G) all other intellectual property or industrial property rights.

(ii) "Company Intellectual Property" shall mean any Intellectual Property, including Company Registered Intellectual Property, that is owned by or exclusively licensed to MEI.

(iii) "Registered Intellectual Property" shall mean all: (A) Patents; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications; (C) Copyright registrations and applications to register Copyrights; and (D) any other Intellectual Property that is registered under the authority of, filed with, issued or recorded by any Governmental Entity.

(b) The Disclosure Schedules list all Registered Intellectual Property owned by MEI (the "Company Registered Intellectual Property") and for each such item of Company Registered Intellectual Property, the jurisdiction and relevant registration or application numbers therefor. All necessary documents and certificates in connection with each item of Company Registered Intellectual Property have been filed with the relevant authority in the United States for the purpose of perfecting, prosecuting and maintaining that Company Registered Intellectual Property, except where the failure to perfect, prosecute or maintain that Company Registered Intellectual Property would not or would not reasonably be expected to have a Material Adverse Effect.

(c) The operation of the business currently conducted by MEI, including the design and manufacture of products, does not infringe or misappropriate and, shall not infringe or misappropriate when conducted by MEI following the Closing in substantially the same manner as currently conducted, any Intellectual Property rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction. MEI has not received written

notice from any Person since January 1, 2001 claiming that the operation of its business infringes or misappropriates any Intellectual Property of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction. No Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property. MEI has never brought any action, suit or proceeding for infringement or misappropriation of Intellectual Property against any Person.

(d) The Disclosure Schedules identify all agreements, contracts and licenses pursuant to which any Person has been granted by MEI any right or interest in Company Intellectual Property. There are no disputes pending or, to the Best Knowledge of the Shareholders, threatened in writing since January 1, 2001 between MEI and any Person to such agreements regarding the scope of or performance under such agreement. No agreement, contract or commitment requires MEI to grant a license or assign to any third party any Intellectual Property.

(e) The Disclosure Schedules identify all agreements, contracts and licenses currently in effect pursuant to which MEI licenses any Intellectual Property from a third party, other than contracts for non-customized software that is licensed in executable or object code form pursuant to non-exclusive, internal use software licenses such as word processing, document management, accounting, design, human resources or other infrastructure type software. Except as disclosed on Disclosure Schedule 2.11(e), there are no disputes pending or, to the Best Knowledge of the Shareholders, threatened in writing between MEI and any third party to such agreements regarding the scope of or performance under any such agreement.

(f) The Disclosure Schedules identify all agreements, contracts and licenses pursuant to which any Person has been granted by MEI any right or interest in Company Intellectual Property. None of such licenses, contracts and agreements grants any Person exclusive rights to or under any Company Intellectual Property or grants any Person the right to sublicense any Company Intellectual Property. There are no disputes pending or, to the Best Knowledge of the Shareholders, threatened in writing or reasonably anticipated between MEI and any Person relating to such agreements. No agreement, contract or commitment requires MEI to grant a license or assign to any third party any Intellectual Property.

(g) MEI owns or has a right to use all Intellectual Property necessary to conduct its business as currently conducted. MEI owns all Company Intellectual Property free and clear of all Liens.

(h) Except as disclosed on Disclosure Schedule 2.11(h), following the Closing MEI will be permitted to exercise all rights under the agreements, contracts and licenses identified pursuant to Sections 2.11(e) and (f) above to the same extent MEI would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which MEI would otherwise be required to pay. Except as disclosed on Disclosure Schedule 2.11(h), MEI has not entered into any agreement to indemnify any other Person against any charge of infringement or misappropriation of any Intellectual Property.

(i) MEI has secured from all consultants, employees and independent contractors of MEI who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Intellectual Property unencumbered and unrestricted exclusive ownership of, all such third party's Intellectual Property in such contribution that MEI does not already own by operation of law, and such third party has not retained any rights or licenses with respect thereto.

(j) MEI has taken all necessary and appropriate steps to protect and preserve the confidentiality of all confidential or non-public information included in Company Intellectual Property. All use, disclosure or appropriation of such confidential information by or to a third party has been pursuant to the terms of a written agreement between MEI and such third party.

2.12 **Agreements, Contracts and Commitments.**

(a) Except as disclosed on Disclosure Schedule 2.12(a), as of the date of this Agreement, MEI does not have, is a party to, or is bound by:

(i) any agreements or arrangements that contain any severance pay or post-employment Liabilities or obligations; or any agreements or arrangements which would entitle any Person to any payment based upon or as a result of the transactions under this Agreement;

(ii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(iii) any agreement or plan (including any stock option plan, stock appreciation rights plan or stock purchase plan) any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any event subsequent or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any fidelity or surety bond or completion bond involving amounts in excess of $2,500;

(v) any lease of personal property having a value individually in excess of $2,500;

(vi) any agreement of indemnification or guaranty of any kind or nature;

(vii) any agreement, contract or commitment involving or related to joint research, design or development;

(viii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $2,500 individually or $10,000 in the aggregate;

(ix) any agreement, contract or commitment relating to the disposition or acquisition of assets in excess of $2,500 individually or $10,000 in the aggregate, or any interest in any business enterprise outside the ordinary course of MEI's businesses;

(x) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to debt;

(xi) any joint venture contract or arrangement or any other agreement that has involved or is expected to involve a sharing of gross revenues, profits, losses, costs, or liabilities;

(xii) any agreement or contract that provides for most favored nation pricing; and

(xiii) any other agreement, contract or commitment that involves future payments by MEI of $2,500 or more and is not cancelable without penalty within 30 days, except for those contracts disclosed pursuant to clauses (i) through (xii) of this Section 2.12(a).

(b) MEI has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, in any material respect any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound that is described on Disclosure Schedule 2.12, a "Material Contract"). Each Material Contract is in full force and effect and, to the Best Knowledge of the Shareholders, is not subject to any material default thereunder by any party obligated to MEI pursuant thereto. MEI has no released or waived any material right under any Material Contract other than in the ordinary course of business. True copies of the written Material Contracts, including all amendments and supplements thereto, have been made available to microHelix, together with full, complete and accurate descriptions of all oral Material Contracts.

(c) Neither the execution of the Agreement nor the consummation of the transactions contemplated hereby shall result in any material breach or acceleration of a material obligation, constitute an event of default under, or give rise to a right of termination under, any Material Contract.

2.13 **Interested Party Transactions.** No officer, director or shareholder of MEI, has, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that MEI furnishes or sells, or (ii) an interest in any entity that purchases from or sells or furnishes to MEI any goods or services or (iii) a beneficial interest in any Material Contract; provided, that, ownership of no more than 2% of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.13. Each transaction between MEI and any of the foregoing interested parties are on terms no less favorable to MEI as would be obtained in similar transactions between unaffiliated parties.

2.14 **Litigation.** There is no action, suit, claim or proceeding of any nature pending, or to the Best Knowledge of the Shareholders, threatened against MEI. There is no investigation pending or, to the Best Knowledge of the Shareholders, threatened against MEI, its properties or

any of its officers or directors in their capacity as such by or before any Governmental Entity. None of the matters described on Disclosure Schedule 2.14, if any, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect.

2.15 **Customers and Suppliers.** Disclosure Schedule 2.15 lists MEI's combined top 10 customers and suppliers on the basis of revenue for 2003 and 2004. Since January 1, 2002, none of such customers or suppliers has canceled or terminated or, to Best Knowledge of the Shareholders, threatened to cancel or terminate, its relationship with MEI. To the Best Knowledge of the Shareholders, none of the customers or suppliers described in Disclosure Schedule 2.15: (a) intends to cease doing business with MEI or (b) is insolvent or threatened with bankruptcy or insolvency. Disclosure Schedule 2.15 lists the names of any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to MEI with respect to which alternative sources of supply are not readily available on comparable terms and conditions. None of MEI or its Related Persons have provided gifts to any of the customers, suppliers or brokers of MEI, or their respective Related Persons, excluding (x) gifts to any one recipient that are not material in value, do not violate law and do not violate the policies of the recipient's employer and (y) have been reflected in the Financial Statements.

2.16 **Brokers' and Finders' Fees.** MEI has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17 **Employee Benefit Plans.**

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(ii) "Employee Plan" refers to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is maintained, contributed to, or required to be contributed to, by MEI or any ERISA Affiliate for the benefit of any Employee.

(iii) "Employee" means any current, former, or retired employee, officer, consultant or director of MEI or any ERISA Affiliate.

(iv) "Employee Agreement" refers to each employment or severance, agreement, whether written or unwritten, between MEI or any ERISA Affiliate and any Employee, except to the extent an Employee Agreement merely confirms an Employee's status as an "at-will" employee and does not provide for severance payments or benefits.

(v) "ERISA Affiliate" means any person or entity under common control with MEI within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder.

(vi) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(vii) "IRS" means the Internal Revenue Service.

(viii) "Multiemployer Plan" means any Pension Plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

(ix) "Pension Plan" refers to each Employee Plan, which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

(b) Schedule. The Disclosure Schedule contains a list of each Employee Plan and Employee Agreement in effect as of the date of this Agreement.

(c) Documents. MEI has made available to microHelix copies of: (i) each Employee Plan, and all related trust documents and all amendments thereto, and each Employee Agreement and all amendments thereto in effect as of the date of this Agreement; (ii) the most recent annual actuarial valuations, if any, prepared for each such Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each such Employee Plan or related trust; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each such Employee Plan; (v) the most recent IRS determination, opinion, notification and/or advisory letters relating to such Employee Plans; and (vi) a written description of each Employee Plan or Employee Agreement that is not in writing.

(d) Employee Plan Compliance. (i) MEI and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Plan, and each Employee Plan has been established and maintained in all respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code, except in each case as would not result in a Material Adverse Effect. Any Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that is reasonably likely to adversely affect such qualified status. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan. There are no actions, suits or claims pending, or, to the Best Knowledge

of the Shareholders, threatened (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan, which, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect. There are no audits, inquiries or proceedings pending by the IRS or Department of Labor, or any other Governmental Entity with respect to any Employee Plan. None of MEI or any of its ERISA Affiliates is subject to any material penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. No Employee Plan covers any Person employed outside of the United States.

(e) No Pension or Welfare Plans. None of MEI or any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, or in the past has been required to contribute to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code.

(f) No Post Employment Obligations. No Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA or other applicable statute.

(g) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the transactions contemplated hereby shall not constitute an event under any Employee Plan, Employee Agreement, trust or loan that shall or may result in any severance payment, forgiveness of indebtedness or vesting acceleration with respect to any Employee.

(ii) No payment or benefit which shall or may be made by MEI or any of its ERISA Affiliates with respect to any Employee shall be characterized as a "parachute payment", within the meaning of Section 280G(b)(2) of the Code.

(h) Employment Matters. MEI is in compliance in all material respects with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its Employees.

(i) Labor. No work stoppage or labor strike against MEI or any ERISA Affiliate is pending, or, to the Best Knowledge of the Shareholders, is threatened. MEI is not involved in or, to the Best Knowledge of the Shareholders, is threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect. MEI has never engaged in any unfair labor practices within the meaning of the National Labor Relations Act. MEI is not as of the date of this Agreement, nor has it been in the past, a party to, bound by, or negotiating, any collective bargaining agreement or union contract with respect to Employees.

2.18 **Compliance with Laws.**

(a) MEI has materially complied with, is not in material violation of, and since January 1, 2002 has not received any notices of violation with respect to, any applicable Law, other than any Law the failure to comply with or any violation of which, if adversely determined, would not, or could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Since January 1, 2002, MEI has not received any written communication from (i) any Governmental Authority that alleges that it is or was not in compliance with any Law or (ii) any advice from legal counsel that it is or was not in compliance with any Law.

(b) MEI holds all Licenses necessary for the lawful conduct of its business as presently conducted pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, where such a failure could not have a Material Adverse Effect. Such Licenses are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement, except as set forth in Disclosure Schedule 2.18 of the Disclosure Schedule. There are no material violations or, to the Best Knowledge of the Shareholders, claimed material violations by MEI of any such License. Disclosure Schedules 2.11(e) and 2.18 of the Disclosure Schedule set forth all Licenses held by MEI.

2.19 **Environmental Matters.**

(a) MEI holds all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws necessary for the operation of its business as currently conducted ("Environmental Permits"), except where the failure to have such Environmental Permits would not or could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. MEI is not subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to Liability under any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement currently in effect relating to: (i) the protection, investigation or restoration of the environment or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any (A) substance that is listed, classified or regulated pursuant to any Environmental Law; (B) petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (C) waste, gas or other substance or material that is explosive or radioactive; (D) "hazardous chemical," "pollutant," "contaminant," "hazardous waste," "hazardous chemical" or "toxic chemical" as designated, listed or defined in any statute or regulation (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); and (E) other substance which may be subject to regulatory action by any Governmental Body in connection with any Environmental Law (any of (A) through (E), a "Hazardous Material"), or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material (any such law, regulation, order, decree, permit, authorization, common law or agency requirement, "Environmental Law").

(b) (i) the operation of MEI's business is, and has been in compliance in all material respects with all Environmental Permits and applicable Environmental Laws; and (ii) there are no circumstances that could reasonably be expected to result in any material claims, Liability, investigations, costs or restrictions on the ownership, use or transfer of any property owned or operated by MEI, in connection with any Environmental Law.

(c) Copies of all material environmental reports, studies, assessments, sampling data in the possession of MEI or either of the Shareholders have previously been made available to microHelix. MEI has not received any notice that (i) any Environmental Permits are not in full force and effect, (ii) MEI is not in compliance in all material respects with the terms of any Environmental Permits, or (iii) any third party has asserted that MEI is liable to it pursuant to any Environmental Law.

(d) The operations of MEI have not resulted in any release of Hazardous Substances and no Hazardous Substances are present at levels requiring investigation or remediation, in, on under or about any real property currently or in the past owned, leased, or operated by MEI. MEI has never owned or leased any real property other than the lease of its existing facility located at 19500 SW 90th Court, Tualatin, Oregon 97062, except as disclosed on Disclosure Schedule 2.19(e).

(e) MEI does not own or operate, or has never owned or operated, any underground storage tanks and no tanks are located or have been located on property now or formerly owned, leased or operated by MEI.

(f) MEI does not manufacture, sell or distribute, and has not manufactured, sold or distributed in the past, materials, or products containing asbestos.

(g) None of MEI or any of its present or past owned leased or operated properties are the subject of any proceeding, settlement, or contract relating to Environmental Laws or Hazardous Substances, nor has any investigation been commenced, or to the Best Knowledge of the Shareholders, is any proceeding threatened or reasonably anticipated, against MEI under Environmental Laws alleging any violation or liability under Environmental Laws and no notice has been received by MEI or either of the Shareholders alleging any violation or liability under any Environmental Laws, or requiring or seeking to require any investigatory or remedial action under any Environmental Law.

2.20 **Insurance.** MEI has maintained such policies of property, casualty, workers' compensation, general liability and other insurance, including group insurance and any other life, health, disability or other insurance for the benefit of employees or their dependents or both (collectively, "Insurance Policies"), or has self-insured and established reserves, as are reasonably appropriate and customary for companies in similar lines of business and of a similar size, or as required by Law. To the Best Knowledge of the Shareholders, MEI has no material third-party Liabilities (excluding product liability Liabilities) which are not adequately covered by insurance. Disclosure Schedule 2.20 contains a complete and correct list of the Insurance Policies in effect as of the date hereof, none of which will be subject to cancellation as a result of the transactions contemplated hereby. Complete and correct copies of such Insurance Policies in the possession of MEI have been made available to microHelix. All premiums and other

payments due from MEI with respect to any such contracts of insurance have been paid, and, to the Best Knowledge of the Shareholders, there has not been and does not exist any fact, act, or failure to act that has caused or might cause any such contract to be canceled or terminated. To the Best Knowledge of the Shareholders, all claims for insurance have been presented. MEI has complied with and implemented all outstanding requirements of any insurance company that has issued a policy with respect to any of the material properties and assets of MEI. All Insurance Policies maintained by MEI will remain in full force and effect and may reasonably be expected to be renewed on comparable terms following consummation of the transactions contemplated by this Agreement (subject to MEI's continuing compliance with the applicable terms thereof and any right of insurers to terminate without cause), and MEI has not received any notice or other indication from any insurer or agent of any intent to cancel, not renew or materially alter the pricing, scope or other terms any of such Insurance Policies.

2.21 **Product Liability; Warranty.** All products manufactured by MEI or in process prior to the Closing whether shipped before or after the Closing (all such products being herein referred to as the "Company Products") complied or comply in all material respects with all applicable Laws. To the Best Knowledge of the Shareholders, MEI has no, and no basis exists for any, guarantee, warranty (express or implied) or indemnity Liability, replacement or recall obligation, or other Liability (whether based on strict liability, negligence, breach of contract, tort or personal injury, violation of applicable Laws, or otherwise) with respect to Company Products.

2.22 **Recommendations of the Board of Directors.** The Board of Directors of MEI, by unanimous written consent dated as of the date hereof, a copy of which has been provided to microHelix, has by unanimous vote of the directors signing such consent (who constituted 100% of the directors then in office), (i) determined that this Agreement and the transactions contemplated hereby and by the Ancillary Agreements, including the Merger, taken together, are fair to and in the best interests of the shareholders of MEI, and (ii) adopted resolutions to recommend that the holders of the shares of the capital stock of MEI approve this Agreement and the transactions contemplated herein, including the Merger.

2.23 **Accounts Receivable**. Except as disclosed on Disclosure Schedule 2.12(a), all accounts receivable of MEI shown on the February Balance Sheet have arisen only from bona fide transactions in the ordinary course of business, are valid receivables subject to no setoffs or counterclaims. To the Best Knowledge of the Shareholders, all such accounts receivable are current and collectible within ninety (90) days after such account is due, subject to the reserve for bad debts as set forth on the February Balance Sheet.

2.24 **Certain Payments.** MEI has not, nor to the Best Knowledge of the Shareholders has any other person or entity, directly or indirectly, on behalf of or with respect to MEI's business: (a) made or received any payment which was not legal to make or receive; (b) created or used any "off-book" bank or cash account or "slush fund," (c) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (d) given or received any illegal discounts or rebates or any other violation of the antitrust laws of the United States or any similar foreign law; or (e) engaged in any conduct constituting a violation of the U.S. Foreign Corrupt Practices Act of 1977 and the regulations

promulgated thereunder or any similar foreign law. No investigation or proceeding relating to any payment described in this Section 2.24 (a) through (e) above which was made, or is alleged to have been made, by or on behalf of the business of MEI is pending before any Governmental Entity, nor, to the Best Knowledge of the Shareholders, is any such proceeding threatened or reasonably anticipated.

2.25 **Accuracy of Disclosure Schedules.** No schedule which modifies any of the representations and warranties contained in this Article 2 or any document delivered, or to be delivered, by or on behalf of either Shareholder pursuant hereto contains or, as of the Closing Date, will contain any untrue statement of a material fact or omits or, as of the Closing Date, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Article 3
Representations and Warranties of Shareholders Severally

Each of the Shareholders, severally and not jointly, represent and warrant to microHelix as follows:

3.1 **Authority; No Conflict.**

(a) Such person has all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which he or she is a party and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each Ancillary Agreement has been duly executed and delivered by such person, as applicable, and constitutes the valid binding obligation, as applicable, of such person, enforceable in accordance with its terms. Such person owns the capital shares of MEI as set forth on Disclosure Schedule 3.1, which shares are owned of record and beneficially by such person free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, demands or other encumbrances. Such person is not a party to any voting trust, proxy or other agreement or understanding with respect to any such shares owned by such person.

(b) The execution and delivery of this Agreement by such person does not, and, as of the Closing Date, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall not, conflict with, or result in any Conflict pursuant to any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such person or its respective properties or assets, which, if adversely determined, would, individually or in the aggregate, result in a material adverse effect to such person.

3.2 **Investment Experience.** Such person has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the sale of his or her shares in the Merger.

3.3 **Accredited Investor.** Such person is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

3.4 **Lundy Representations Regarding Merger Consideration Shares.** Lundy further represents and warrants to microHelix as follows:

(a) **Acquisition for Investment.** The Merger Consideration Shares shall be acquired for investment for Lundy's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, or any securities into which the Merger Consideration Shares are convertible (the "Conversion Shares"), and Lundy has no present intention of selling, granting any participation in or otherwise distributing the same.

(b) **Reliance Upon Lundy's Representations.** Lundy understands that the Merger Consideration Shares and the Conversion Shares have not been registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that microHelix's reliance on such exemption is predicated on the representations set forth herein.

(c) **Risks and Special Considerations.** Lundy understands the risks and special considerations relating to an investment in microHelix.

(d) **Investment Experience.** Lundy is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that she can bear the economic risk of her investment. Lundy has such knowledge and experience in financial and business matters that she is capable of evaluating the merits and risks of the investment in the Merger Consideration Shares.

(e) **Restricted Shares.** Lundy understands that the Merger Consideration Shares and the Conversion Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Merger Consideration Shares and/or the Conversion Shares or an available exemption from registration under the Securities Act, the Merger Consideration Shares and the Conversion Shares must be held indefinitely. In particular, Lundy is aware that the Merger Consideration Shares and the Conversion Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about microHelix.

(f) **Legends.**

(i) It is understood that the certificates evidencing the Merger Consideration Shares and the Conversion Shares may bear substantially the following legends:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH

REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT."

(ii) Any legend required by the laws of any other applicable jurisdiction.

Article 4
Representations and Warranties of microHelix

microHelix represents and warrants to the Shareholders as follows:

4.1 **Organization, Existence and Power.** microHelix is a corporation duly organized and validly existing under the laws of the State of Oregon. microHelix has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business in its state of incorporation and in each jurisdiction in which the failure to be so qualified would have a material adverse effect on microHelix.

4.2 **Authority; No Conflict.**

(a) microHelix has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of microHelix. Each of this Agreement and each Ancillary Agreement has been duly executed and delivered by microHelix, as applicable, and constitutes the valid binding obligation of microHelix enforceable in accordance with its terms. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby requires any vote, consent, approval or other action on the part of the shareholders of microHelix.

(b) The execution and delivery of this Agreement by microHelix does not, and, as of the Closing Date, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall not, conflict with, or result in any Conflict pursuant to (i) any provision of microHelix's Articles of Incorporation or Bylaws in effect as of date hereof, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to microHelix or its respective properties or assets, which, if adversely determined, would, individually or in the aggregate, result in a material adverse effect to microHelix.

Article 5
Additional Agreements

5.1 **Conduct of Business of the MEI.** During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 10.1 or the Closing, except to the extent (i) that microHelix otherwise consents in

writing, such consent not to be unreasonably withheld or delayed, or (ii) required by Applicable Law the Shareholders shall cause MEI to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact MEI's present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with MEI, all with the goal of preserving its goodwill and ongoing business at the Closing. Prior to the Closing, other than in the ordinary course of business, except as contemplated by this Agreement, or with the prior written consent of microHelix, such consent not to be unreasonably withheld or delayed, the Shareholders shall not, and shall not permit MEI to:

(a) except as set forth on Disclosure Schedule 2.7, enter into any commitment or transaction of the type described in Sections 2.7(a), 2.7(f), 2.7(g) or 2.7(o);

(b) transfer to any person or entity any rights to MEI's Intellectual Property;

(c) enter into or amend any agreements pursuant to which any other party is granted marketing, licensee, distribution or similar rights of any type or scope with respect to any products or Company Intellectual Property, except for purchases and sales of inventory in the ordinary course of business;

(d) materially amend (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Disclosure Schedules in a manner that materially and adversely affects the rights of MEI;

(e) commence any litigation (other than actions to collect accounts receivable), or settle or offer to settle any pending or threatened litigation involving MEI for an amount that exceeds $2,500 individually or $10,000 in the aggregate;

(f) (i) declare or pay any dividends on or make any other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any Capital Stock Equivalents;

(g) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(h) cause or permit any amendments to its Articles of Incorporation or Bylaws;

(i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or

otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of MEI;

(j) sell, lease, license or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practices and sales of immaterial assets; provided, however, that the 1998 Lexis GS400 owned by the Company shall be transferred to Lundy at Closing and the 2003 Volvo XC70 shall be transferred to Moore at Closing. Effective at Closing, Moore assumes the unpaid loan on such Volvo in the approximate amount of $13,000 and agrees to indemnify MEI and the Loss Parties (defined in Section 8.1(a)) against and hold MEI and each of the Loss Parties harmless from any Loss (defined in Section 8.1(a)) related to such loan.

(k) incur or guarantee any debt or grant any Lien in its assets, except (i) in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $10,000, or (ii) advances of travel and business expenses to MEI employees in the ordinary course of business;

(l) grant or amend any existing agreement to provide severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to agreements outstanding on the date of this Agreement, or adopt any new severance, termination, indemnification or other agreement the benefits of which are contingent upon the occurrence of a transaction involving MEI of the nature contemplated hereunder;

(m) adopt or amend (except as contemplated by the terms of this Agreement) any employee benefit plan, or enter into any employment contract (except letter agreements acknowledging the term of "at-will" employment), or (except payments made pursuant to agreements outstanding as of the date of this Agreement) pay or agree to pay any special bonus or special remuneration to any director, officer or consultant or to increase their salaries or wage rates, or benefits;

(n) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business, consistent with past practices or in accordance with requirements of GAAP, or change any material accounting methods or practices (including any change in depreciation or amortization policies or periods), other than as required by changes in GAAP following the date of this Agreement;

(o) pay, discharge or satisfy, in an amount in excess of $2,500 (in any one case) or $10,000 (in the aggregate), any Liability, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements;

(p) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) enter into any strategic alliance or joint marketing arrangement or agreement, except for any alliance, arrangement or agreement which could be terminated by MEI without penalty within 30 days;

(r) waive or commit to waive any rights with a value in excess of $2,500, in any one case, or $10,000, in the aggregate;

(s) cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

(t) alter, or enter into any commitment to alter, its interest in any Person in which MEI directly or indirectly holds any interest on the date hereof; or

(u) take, commit to take or agree or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(t) hereof, except as set forth above or on the Disclosure Schedules.

5.2 **No Solicitation.** Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Section 10.1, the Shareholders shall not nor shall MEI permit any of MEI's officers, directors, agents, representatives, affiliates or advisers (any of the foregoing, a "Company Representative") to, nor shall they authorize any Company Representative to, directly or indirectly, take any of the following actions with any party other than microHelix and its designees or as contemplated by this Agreement: (a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible or effect any (the following being herein together referred to as "Prohibited Transactions") (i) acquisition (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), of MEI or any portion of its capital stock or assets, (ii) recapitalization or reorganization of MEI or any reclassification of any capital stock of MEI, (iii) issuance of any equity or debt securities of MEI, (iv) acquisition of material assets, other than in the ordinary course of business, or (v) any transaction which conflicts or competes with the transactions under this Agreement and the Ancillary Agreements; (b) provide nonpublic information with respect to it to any Person, other than microHelix and its designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Prohibited Transaction; (c) enter into an agreement with any person, other than microHelix and its designees, providing for any Prohibited Transactions; or (d) make or authorize any statement, recommendation or solicitation in support of any possible Prohibited Transaction by or with any Person, other than microHelix and its designees.

5.3 **Access to Information.** The Shareholders shall afford, and shall cause MEI to afford, microHelix and its accountants, legal counsel and other representatives, reasonable access during normal business hours during the period prior to the earlier of the Closing or the termination date of this Agreement to (a) MEI's properties, books, contracts, commitments and records and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law or by contract) of MEI as microHelix may reasonably request.

5.4 **Confidentiality.** Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby ("Confidential Information") confidential in accordance with the terms contained in the Nondisclosure Agreement dated October 5, 2004 between MEI and microHelix.

5.5 **S Corporation Status**. Through Closing MEI and the Shareholders shall not revoke MEI's election to be taxed as an S corporation within the meaning of IRC §§1361 and 1362. MEI and the Shareholders shall not take or allow any action other than the Merger pursuant to this Agreement that would result in the termination of MEI's status as a validly electing S corporation within the meaning of Code §§1361 and 1362.

5.6 **Expenses**. Each Party shall be responsible for all out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement including all out-of-pocket legal, financial advisory, consulting and all other fees and expenses of third parties incurred by such Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, MEI shall pay the accounting/financial fees for services rendered to MEI prior to Closing by Dan Parr CPA, MEI shall pay for all consulting fees for services rendered to MEI prior to Closing by Terry Rixford and MEI shall pay 50% of the legal fees of Farleigh Witt on behalf of the Shareholders in connection with the negotiation of this Agreement (up to a cap of $15,000).

5.7 **Public Disclosure.** No Party to this Agreement, or any of its Affiliates, shall issue a press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, whether prior to or following Closing, without the prior written consent of microHelix, which consent shall not be unreasonably withheld or delayed.

5.8 **Reasonable Efforts.** Each of the Parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the transactions contemplated by this Agreement.

5.9 **Notification of Certain Matters.**

(a) Prior to Closing the Shareholders shall give prompt notice to microHelix after they obtain knowledge of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is or should reasonably have been recognized by them as likely to cause any representation or warranty of them contained in this Agreement to become untrue or incorrect and (ii) any failure of them or of MEI to comply with or satisfy any covenant or agreement required to be complied with or satisfied by him, her or it hereunder, in the case of either clause (i) or (ii) to the extent that such event, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect.

(b) Prior to Closing microHelix shall give prompt notice to the Shareholders after microHelix obtains knowledge of, (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is or should reasonably have been recognized by microHelix as likely to cause any representation or warranty of microHelix contained in this Agreement to become untrue or incorrect and (ii) any failure of microHelix to comply with or satisfy any covenant or agreement required to be complied with or satisfied by it hereunder.

5.10 **Additional Documents and Further Assurances.** Each Party hereto, at the request of any other Party hereto, shall execute and deliver such other instruments and do and perform such other commercially reasonable acts and things as may be necessary or desirable for effecting the consummation of the transactions contemplated by this Agreement.

5.11 **Non-Competition.**

(a) During the Non Compete Period, the Shareholders shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, be a director, an officer, employee or sales representative of or a lender of or investor in, be a consultant to, be a joint venturer, or in any manner engage in activity through or on behalf of, any Person (including without limitation in their individual capacity as a sole proprietor) (a "Competitor") that engages in the Restricted Territory in the manufacture, sale, promotion or distribution of products or services that microHelix or any of its Subsidiaries manufactures, sells, promotes or distributes at the time of the Closing (or, in Lundy's case, at the time her employment terminates with microHelix or any of its Subsidiaries) or which microHelix or any of its Subsidiaries is actively developing as of the Closing Date (or, in Lundy's case, at the time her employment terminates with microHelix or any of its Subsidiaries). As used in this Agreement, (i) "Restricted Territory" means worldwide, and (ii) "Non Compete Period" means the period commencing on the Closing Date and ending on the later of (i) the fifth anniversary of the Closing Date or (ii) two years after such Shareholder's employment with microHelix or any of its Subsidiaries ceases. Nothing in this Agreement shall prohibit either Shareholder from being a passive owner of not more than 2% of the outstanding ownership interests of any Person which is publicly traded, so long as the Shareholder has no active participation in the business of such Person.

(b) During the Non Compete Period, except as otherwise specifically permitted under this Agreement, the Shareholders shall not directly or indirectly either individually, or as a principal, partner, broker, sales representative, agent, employee, employer, consultant, shareholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever (i) induce or attempt to induce, or cause any employee, officer or director of microHelix or any of its Subsidiaries to leave the employ of microHelix or any of its Subsidiaries, or in any way materially interfere with the relationship between microHelix or any of its Subsidiaries, on the one hand, and any such employee, officer or director, on the other hand, or (ii) induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other Person transacting business with microHelix or any of its Subsidiaries to reduce or cease doing business with microHelix or any of its Subsidiaries, or in any way to interfere with the relationship between any such customer, salesperson, distributor, supplier, vendor,

manufacturer, representative, agent, jobber, licensee or business relation, on the one hand, and microHelix or any of its Subsidiaries, on the other hand.

(c) The Parties intend that the covenants contained in Sections 5.11(a) and (b) above shall be construed as a series of separate covenants, one for each state of the United States or country constituting the Restricted Territory (as defined herein). Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in Section 5.11(a) and (b) above. If, in any proceedings, a court or arbitrator shall refuse to enforce any of the separate covenants deemed included in Section 5.11(a) and (b), then such unenforceable covenant shall be deemed reduced in scope, geographical area or period or, if necessary, eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced and the other covenants set forth in Sections 5.11(a) and (b) shall remain in effect as if the provision had been executed without the invalid covenants. The Parties acknowledge that money damages would be an inadequate remedy for any breach of this Section 5.11. Therefore, in the event of a breach or threatened breach of this Section 5.11, microHelix, MEI or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Section 5.11 (without posting a bond or other security).

(d) Each Shareholder understands that the foregoing restrictions may limit his or her ability to earn a livelihood in a business similar to the business of MEI, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as provided hereunder to justify clearly such restrictions which, in any event (given his or her education, skills and ability), the Shareholder does not believe would prevent him or her from earning a living.

5.12 **Release**. Effective as of the Closing, each of the Shareholders (personally and as an officer, director and/or employee of MEI) upon acceptance of any of the Merger Consideration shall be deemed to have, on their own behalf and on behalf of their respective Affiliates and Related Persons, including without limitation derivatively, to the fullest extent legally possible, hereby completely and forever release, waive and discharge, and shall be forever precluded from asserting, any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, of any kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing in law, equity or otherwise, that the Shareholders and their respective Affiliates and Related Persons, including without limitation derivatively, to the fullest extent legally possible, has, had or may have against MEI and the present or former directors, officers, employees, management, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents of MEI acting in such capacity, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Closing Date. However, the provisions of this Section 5.12 shall be inapplicable to the right of the Shareholders to receive (i) the Merger Consideration, (ii) the other benefits of this Agreement and the Ancillary Agreements to which the Shareholders are expressly entitled, and (iii) rights to indemnification under the OBCA, MEI's Articles of Incorporation or MEI's Bylaws to the extent (X) such indemnification relates to a third-party claim by a Person not an Affiliate or a Related Party of either Shareholder and (Y)

the facts underlying such claim would not give rise to a claim for indemnification against the Shareholders under this Agreement. In making this waiver, each Shareholder acknowledges that he or she may hereafter discover facts in addition to or different from those which such Shareholder now believes to be true with respect to the subject matter released herein, but agrees that he or she has taken that possibility into account in reaching this Agreement and as to which such Shareholder expressly assumes the risk. Effective as of the Closing, Moore resigns from all positions he may hold as a director, officer or employee of MEI.

5.13 **Indemnification Regarding Shareholder Guarantees.** MEI following Closing shall indemnify the Shareholders against, and hold the Shareholders harmless from, any personal guarantees the Shareholders, or either of them, have made with respect to any of the equipment leases identified on Disclosure Schedule 2.12(a).

Article 6
Conditions to the Closing

6.1 **Conditions to Obligations of Each Party to the Closing.** The respective obligations of each Party to this Agreement to consummate the Closing and otherwise effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the condition that no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

6.2 **Additional Conditions to Obligations of the Shareholders.** The obligations of the Shareholders to consummate the Closing and otherwise effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholders:

(a) Representations and Warranties. The representations and warranties of microHelix in this Agreement shall be true and correct in all material respects on the date hereof and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated by this Agreement, and (ii) for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such particular date).

(b) Agreements and Covenants. microHelix shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Certificate of microHelix. The Shareholders shall have been provided with a certificate executed on behalf of microHelix by a duly authorized officer of microHelix to the effect that, as of the Closing Date the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been duly satisfied.

(d) Release of Shareholder Guarantees. The Shareholders shall be released on or before Closing from any and all personal guarantees on MEI's existing line of credit with Wells Fargo.

6.3 **Additional Conditions to the Obligations of microHelix.** The obligations of microHelix to consummate the Closing and otherwise effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by microHelix:

(a) Representations and Warranties. The representations and warranties of the Shareholders in this Agreement shall be true and correct in all material respects on the date hereof and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated by this Agreement, and (ii) for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such particular date).

(b) Agreements and Covenants. The Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Certificate. microHelix shall have been provided with a certificate executed by the Shareholders to the effect that, as of the Closing Date the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been duly satisfied.

(d) No Material Adverse Change. There shall not have occurred any Material Adverse Change since the date of this Agreement.

(e) Third Party Consents. The Shareholders shall have obtained from the landlord of the real property leased by MEI such landlord's consent to the transactions contemplated by this Agreement; provided that such consent does not alter the terms of the underlying lease or require the payment by MEI or microHelix of any amount to obtain such consent, except as otherwise agreed to by microHelix (which consent shall not unreasonably be withheld or delayed.)

(f) Financing. microHelix shall have received financing for the payment of the Merger Consideration Cash upon such terms and conditions as are acceptable to microHelix in its sole discretion.

(g) Merger. The Merger shall have been consummated and MEI shall have become a wholly-owned subsidiary of microHelix.

Article 7
Survival of Representations and Warranties

The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Disclosure Schedules) shall survive the Closing and continue until 5:00 p.m., Pacific Time, on the 18th month anniversary of the Closing Date, except that the representations and warranties contained in the following Sections of this Agreement shall survive for the periods indicated (each, the "Survival Date"):

Section	Survival Date
2.2 (Capital Structure) 2.4 (Authority) 3.1 (Shareholder Authority)	Indefinite
2.8 (Tax and Other Returns and Reports) 2.17 (Employee Benefit Plans) 2.19 (Environmental Matters)	30 days after the expiration of any applicable statute of limitations.

Article 8
Recourse

8.1 **Losses.**

(a) The Shareholders, jointly and severally, shall indemnify microHelix and MEI against, and hold microHelix and MEI harmless from, any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses and costs of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by, or sought to be imposed upon, microHelix or MEI or any of their respective directors, officers, employees, agents, successors or assigns (the "Loss Parties"), directly or indirectly as a result of or arising out of:

(i) any inaccuracy or breach of a representation or warranty of the Shareholders under Article 2, or of a Shareholder under Article 3; provided, that Lundy shall be solely responsible for any inaccuracy or breach of a representation or warranty made by her in Section 3.4;

(ii) any pre-Closing covenant of any Shareholder or MEI; and/or

(iii) the allocation of the Merger Consideration between the Shareholders;

provided in all cases that a written claim for indemnification against the Shareholders is made by the applicable Survival Date listed in Article 7.

(b) The Merger Consideration Note shall be available to compensate the Loss Parties (through offset against principal and interest owed under the Merger Consideration Notes) for any Loss, but shall not be the exclusive remedy of the Loss Parties.

(c) The Shareholders shall have no obligation to indemnify or hold any Loss Party harmless from and against any Loss, as finally determined pursuant to the terms of this Agreement (including under Article 9):

(i) for any individual Loss of less than $2,500 ("Threshold Loss"); and

(ii) until the Loss Parties have suffered aggregate Threshold Losses in excess of $10,000 (the "Deductible").

(d) Notwithstanding any other provision in this Agreement to the contrary, but subject to Section 8.1(c), (i) Losses for any breach of representations and warranties and covenants relating to Tax matters shall be governed by Article 9; and (ii) any and all Losses for which indemnification is provided hereunder shall be reduced to take into account any tax benefit actually received by the Loss Party as a result of incurring such Losses or any insurance proceeds actually collected in respect of such Loss.

8.2 **Indemnification Disputes.**

(a) Indemnification Claims. Upon receipt by the Shareholders at any time on or before the applicable Survival Date of a certificate signed by any officer of microHelix (an "Indemnity Notice"): (i) stating that any Loss Party has paid or properly accrued, or reasonably expects to pay or properly accrue, Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or the basis for any Liability reasonably expected to be incurred, and the nature of the misrepresentation or breach of warranty to which such item is related, the outstanding principal and interest on the Merger Consideration Note shall be reduced in an amount equal to any uncontroverted Losses pursuant to the terms of Sections 8.2(b) and (c).

(b) Objections to Indemnity Notice. For a period of 30 days after such delivery, microHelix shall make no reduction to the outstanding principal or interest of the Merger Consideration Note of any amounts pursuant to Section 8.2(a), unless microHelix shall have received written authorization from the Shareholders to make such transfer or has been ordered to make a reduction by a court or arbitrators. After the expiration of such 30-day period, microHelix shall reduce the outstanding principal and interest of the Merger Consideration Note in accordance with Section 8.2(a), provided, that no such reduction may be made, other than with respect to a reduction that it has been ordered to make by a court or arbitrators, if the Shareholders object in a written statement to the claim made in the Indemnity Notice, and such statement has been delivered to microHelix prior to the expiration of such 30-day period.

(c) Resolution of Conflicts Regarding Indemnity Notice.

(i) In case the Shareholders object in writing to any claim or claims made in any Indemnity Notice as provided in Section 8.2(a) hereof, the Shareholders and microHelix shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Shareholders and microHelix should so agree, a memorandum setting forth such agreement shall be prepared and signed by such Parties. microHelix shall be entitled to rely on any such memorandum and reduce the outstanding

principal and interest of the Merger Consideration Notes in accordance with the terms hereof and thereof.

(ii) If no such agreement can be reached after 30 days, either microHelix or the Shareholders may demand arbitration of the matter pursuant to Section 11.10 hereof unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained. No payments of principal or interest shall be made or be payable on the Merger Consideration Note to the extent of the amount of any unresolved Indemnity Notice until the amount of the damage or loss at issue is finally determined in accordance with the terms of this Agreement.

8.3 **Third-Party Claims.** microHelix shall notify the Shareholders within 10 days of becoming aware of a third-party claim which may result in a demand for indemnification under Section 8.3 hereof, provided that the failure to give timely notice shall relieve the Shareholders of their indemnity obligations only (x) if they no had prior knowledge of such third party claim and (y) to the extent that they have suffered prejudice by such failure. The Shareholders shall have the right to conduct and control, through counsel of their own choosing, reasonably acceptable to microHelix, the defense of any third-party claim, action, or suit or compromise or settlement thereof. If the Shareholders assume the defense, microHelix may, at its election, participate in the defense of any such claim, action, or suit through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of microHelix. If the Shareholders shall fail to defend diligently any such third-party action, claim, or suit, then microHelix may defend, through counsel of its own choosing, such action, claim, or suit and may settle such action, claim, or suit and recover from the Shareholders all Losses associated therewith including the amount of such settlement or of any judgment and the costs and expenses of such defense. The Shareholders shall not compromise or settle any third-party action, claim, or suit on terms that shall require any act or forbearance by the indemnified party or that do not include a full and complete release of the indemnified party from all liability in respect of such claim, action, or suit without the prior written consent of the indemnified party, which shall not be unreasonably withheld or delayed. In addition, notwithstanding anything to the contrary herein, the indemnified party shall have the right to control the defense of any third party claim at the expense of the Shareholders if (a) the claim seeks only an injunction or other equitable relief, (b) the indemnified party shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Shareholder and counsel for Shareholders could not adequately represent the interest of the indemnified party because such interests could be in conflict with that of the Shareholders or (c) the indemnified party in good faith determines that the nature or conduct of the litigation is likely to be materially detrimental to its future business prospects. Assumption by the Shareholders of control of any such defense, compromise, or settlement shall not be deemed a waiver by them of their right to challenge their obligation to indemnify the indemnified party; provided, however, that in such event, the Shareholders shall not be entitled to reimbursement from the indemnified party for the costs incurred in undertaking such defense. The Parties shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this Section 8.3 and shall provide all reasonably necessary access to records and personnel.

Article 9
Tax Matters

9.1 Tax Indemnification. Each of the Shareholders shall jointly and severally indemnify MEI and microHelix and hold them harmless from and against (a) all Taxes (or the non-payment thereof) of MEI for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the "Pre-Closing Tax Period"), (b) any and all income Taxes of any member of an affiliated, consolidated, combined or unitary group of which MEI (or any predecessor of MEI) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar Law, and (c) any and all Taxes of any person (other than MEI) imposed on MEI or microHelix as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, that in the case of clauses (a), (b) and (c) above, the Shareholders shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the February Balance Sheet.

9.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which MEI holds a beneficial interest shall be deemed to terminate at such time); provided, that exceptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

9.3 Responsibility for Filing Tax Returns. MEI shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for MEI that are filed after the Closing Date. microHelix shall permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholders.

9.4 Refunds and Tax Benefits. Any Tax refunds that are received by MEI, and any amounts credited against Tax to which MEI becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Shareholders, and MEI shall pay over to the Shareholders any such refund or the amount of any such credit within 15 days after receipt thereof. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to MEI of any amount accrued on MEI's balance sheet as of the Closing Date (the "Closing Date Balance Sheet"), MEI shall pay such amount to the Shareholders within 15 days after receipt thereof. This Section 9.4 shall not, however, apply to any Tax refunds included in the Closing Date Balance Sheet or that result from the carryback of a net operating loss or other tax attribute arising in a taxable period or portion thereof beginning after the Closing Date.

9.5 Cooperation on Tax Matters.

(a) microHelix, MEI and the Shareholders shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Article 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. MEI shall: (i) retain all books and records with respect to Tax matters pertinent to MEI relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by microHelix or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the Shareholders 30 days written notice before transferring, destroying or discarding any such books and records and, if the Shareholders so requests, MEI shall allow the Shareholders to take possession of such books and records.

(b) microHelix and the Shareholders shall, upon request, use commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

9.6 Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving MEI shall be terminated as of the Closing Date and, after the Closing Date, MEI shall not be bound thereby or have any liability thereunder.

9.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, microHelix shall, and shall cause its Affiliates to, join in the execution of any such tax returns and other documentation.

Article 10
Termination, Amendment and Waiver

10.1 Termination. Except as provided in Section 10.2 hereof, this Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Shareholders and of microHelix;

(b) by the Shareholders or microHelix if the Closing has not occurred by April 15, 2005;

(c) by the Shareholders or microHelix if: (i) there is a final nonappealable order of a Governmental Entity in effect permanently restraining, enjoining or otherwise

prohibiting consummation of the transactions contemplated by this Agreement or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Agreement after the date of this Agreement by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement illegal;

(d) by microHelix if it is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Shareholder or MEI, or if any representation or warranty of such person shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided, that, if such inaccuracy in such representations and warranties or breach by any of such persons is curable through the exercise of commercially reasonable efforts, then microHelix may only terminate this Agreement under this Section 10.1(d) if the breach is not cured within 30 days after the date of written notice from microHelix of such breach (but no cure period shall be required for a breach which by its nature cannot be cured); or

(e) by the Shareholders if they are not in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of microHelix such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, that, if such inaccuracy in microHelix's representations and warranties or breach by microHelix is curable by microHelix through the exercise of its commercially reasonable efforts, then the Shareholders may only terminate this Agreement under this Section 10.1(e) if the breach is not cured within 30 days after the date of written notice from the Shareholders of such breach (but no cure period shall be required for a breach which by its nature cannot be cured).

10.2 Notice of Termination; Effect of Termination. Except as set forth in Section 10.1(b) any termination of this Agreement under Section 10.1 shall be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Parties hereto. Where action is taken to terminate this Agreement pursuant to Section 10.1, the terminating Party shall promptly deliver to the other Parties a notice setting forth the reason for the termination and the specific Section and subsection (as applicable) of this Agreement upon which the right of termination is based. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party to this Agreement, or their respective officers, directors or shareholders; provided, that, each Party shall remain liable for any breaches of this Agreement prior to its termination; and, provided, further, that, the provisions of Sections 5.4, 5.6 and Article 11 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the NDA, all of which shall survive termination of this Agreement in accordance with the terms of the NDA.

10.3 Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of them.

10.4 Extension; Waiver. At any time prior to the Closing, microHelix, on the one hand, and the Shareholders, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Article 11
General Provisions

11.1 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three (3) Business Days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one Business Day after the Business Day of deposit with Federal Express or similar overnight courier for next day delivery (or two Business Days after such deposit if deposited for second Business Day delivery), if delivered by such means, or (d) one Business Day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to microHelix, to:

microHelix, Inc.
16125 SW 72nd Avenue
Portland, OR 97224
Attention: Tyram H. Pettit, President
(503) 639-0330 (fax)

with a copy to:

Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, OR 97204
Attention: Kurt W. Ruttum
(503) 972-3743 (fax)

(b) if to Shareholders to:

Marti D. Lundy
8970 SW Leslie Street
Tigard, OR 97223

Lawrence T. Moore
3046 Sumter Valley Circle
Henderson, NV 89052

with a copy to:

Farleigh Witt
121 SW Morrison, Suite 600
Portland, OR 97204
Attention: F. Scott Farleigh
(503) 228-1741 (fax)

11.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words " without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Facsimile or pdf transmission of any signed original document, and retransmission of any facsimile or pdf transmission, shall be the same as delivery of any original document. At the request of any Party, the other Parties shall confirm facsimile or pdf transmitted signatures by signing an original document.

11.4 Entire Agreement; Assignment. This Agreement, the schedules and exhibits hereto, and the Ancillary Agreements: (a) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any and all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement; (b) are not intended to confer upon any other person (including, those persons listed on any exhibits hereto) any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that microHelix may assign its rights and delegate its obligations hereunder to its affiliates prior to the Closing Date and any other Party thereafter.

11.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.8 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

11.9 Attorney Fees. If any suit or action (including, without limitation, any bankruptcy proceeding) is instituted to enforce or interpret any provision of this Agreement, the prevailing Party shall be entitled to recover from the Party not prevailing, in addition to other relief that may be provided by law, an amount determined reasonable as attorney fees at trial and on any appeal of such suit or action.

11.10 Dispute Resolution.

(a) Other than as provided in Section 8.2(c)(i), any dispute between the Parties arising from or relating to this Agreement, including without limitation any dispute concerning the breach, interpretation, termination, or invalidity of this Agreement or any of its terms, shall be resolved through binding arbitration as set forth in this provision. Notwithstanding the foregoing, the Parties agree to attempt in good faith to resolve any dispute by mediation administered by the Arbitration Service of Portland, Inc. ("ASP") under its Commercial Mediation Rules then in effect before resorting to arbitration. In the event any dispute is not resolved through mediation, any Party may submit such dispute to binding arbitration administered by the ASP under its Commercial Arbitration Rules then in effect as modified by the provisions of Section 11.10(b) below. The venue for such arbitration shall be Portland, Oregon or such other location to which all the Parties may otherwise expressly agree in writing (the "Designated Location"). Any such arbitration proceedings and decisions shall be private and confidential, and all Parties agree not to disclose any aspect thereof, including without limitation the existence of the dispute or the proceedings, without the prior written consent of all other parties. Any Party may bring an action at law or in equity to enforce any such arbitration decision or award, including, without limitation, obtaining injunctive relief.

(b) Arbitration proceedings shall take place before a single arbitrator who shall be a lawyer. If the Parties cannot agree upon the choice of the arbitrator within 20 Business Days of the date the matter is submitted for arbitration, the Parties shall request, and accept, assignment of an arbitrator by the ASP. All arbitration proceedings shall be confidential. Except in the course of judicial, regulatory, or arbitration proceedings, or as may be required by government authority, no Party shall disclose any information about the evidence produced by any other Party in the arbitration proceedings without the prior written consent of the producing

Party. Before making any disclosure permitted by the preceding sentence, the disclosing Party shall give the producing Party reasonable advance written notice of the intended disclosure. To the fullest extent practicable, the arbitrator shall apply the Federal Rules of Civil Procedure ("FRCP") as if the arbitrator were a United States District Court Judge sitting in the state encompassing the Designated Location, except the provisions of FRCP 26(a)(1) shall not apply and the scope of discovery shall be limited to evidence directly related to the Parties' claims and defenses. The arbitrator shall apply the Federal Rules of Evidence. Each Party shall bear the burdens of production, persuasion, and proof on any claim or defense as determined by the FRCP and the applicable substantive law governing such claim or defense. The arbitrator shall have authority to award any remedy or relief that a federal court sitting in the State of Oregon could grant in conformity to applicable law, except that the arbitrator shall have no authority to award attorneys' fees, expert fees, punitive damages, or any remedy or relief expressly excluded, waived or limited by any other provision of this Agreement. Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The arbitrator's award shall be final, and judgment may be entered upon such award by any court of competent jurisdiction.

(c) The dispute resolution provisions of this Agreement shall not prevent (i) any Party from seeking or obtaining preliminary injunctive or other provisional relief from a court of competent jurisdiction for the purpose of preventing irreparable injury, loss or damage pending a final resolution of the dispute according to such dispute resolution provisions, or (ii) any suit for fraud.

11.11 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon or any Person other than the Parties hereto and their respective successors and permitted assigns.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized respective officers, all as of the date set forth in the preface to this Agreement.

microHelix, Inc.

By: ______________________
Print name: Tyram H. Pettit
Print title: President & CEO

microHelix ~~Acquisition Corp.~~

By: ______________________
Print name: Tyram H. Pettit
Print title: President & CEO

Moore Electronics, Inc.

By: Marti D. Lundy
Print name: Marti Lundy
Print title: Vice-President

____
Lawrence T. Moore

Marti D. Lundy
Marti D. Lundy

EXHIBIT A

Additional Definitions

The following terms shall have the meanings ascribed thereto:

"Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

"Agreement" means this Agreement as amended and in effect from time to time.

"Best Knowledge of Shareholders" means and includes: (i) the knowledge of either of the Shareholders after reasonable investigation; or (ii) the knowledge of officers or employees of MEI having supervisory or other significant management responsibility for the matters which are the subject of the representations and warranties made by the Shareholders herein after reasonable investigation by such officers or employees.

"Business Day" means any day that is not a Saturday, Sunday or legal holiday or other day on which banks are required to be closed in Portland, Oregon.

"GAAP" means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

"Governmental Authority" or "Governmental Entity" means any United States or foreign, federal, state, local or regional government, regulatory authority, administrative agency, instrumentality, department, commission, board, bureau, agency, arbitrator, mediator, court or tribunal, whether domestic, foreign or supranational and whether legislative, executive or judicial, including, without limitation, any competition Law authority or commission.

"Law" means all statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including without limitation awards of any arbitrator), judgments and decrees applicable to the specified Persons and to the businesses and Assets thereof (including laws relating to securities registration and regulation; the sale, leasing, ownership or management of Real Property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection).

"Liability" means any indebtedness, liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

"Material Adverse Effect" or "Material Adverse Change" means any event, change, effect, occurrence or state of facts individually or in the aggregate that has or could reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), condition (financial or other) or results of operations of MEI, or on its ability to conduct its

business and operations (including on customer, supplier or employee relations), or on the ability of the Parties to effect the transactions contemplated under this Agreement in a timely manner.

"Person" means, and shall be construed broadly and shall include, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a limited liability partnership, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

"Related Persons" of any other Person means and includes the directors, officers, employees, agents and advisers of such Person and any family member of such Person or of such directors, officers, employees, agents and advisers.

"Subsidiary" means any Person of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors (or other governing body), at the time as of which any determination is being made, are owned by MEI either directly or through one or more of its Subsidiaries.